Exhibit 10.4

THIS MASTER SERVICE AGREEMENT (this “Agreement”) is made and entered into this 17th day of December, 2002 by and between Vought Aircraft Industries, Incorporated , (hereinafter referred to as “Buyer”), a Corporation having an address for purposes of this Agreement at 9314 West Jefferson Boulevard, Dallas, Texas 75211 and Northrop Grumman Commercial Information Services, Inc., (hereinafter referred to as “Seller”), having its place of business at 13825 Sunrise Valley Drive, Suite 120, Hemdon, Virginia 20171.

WITNESSETH:

WHEREAS, Seller is currently providing Information Technology (IT) Services to Buyer pursuant to the terms of an Agreement titled Information Technology Services Agreement, dated February 16, 2001, which agreement terminates effective December 31, 2002; and

WHEREAS, Seller has offered to provide and Buyer desires to purchase from Seller substantially the same services bundled and in addition to new services and products, provided under a long term arrangement with certain options to extend; and

WHEREAS, in the interests of implementing such an arrangement, Seller, and Buyer have agreed to terminate the original agreement early and to replace it with this Agreement, the terms of which are effective January 1, 2003;

NOW, THEREFORE, in consideration of the above recitations and of the mutual promises contained herein, Seller and Buyer agree as follows:

DEFINITIONS

A.                                   “Parties” means Buyer and Seller either individually or collectively

B.                                     “Products” means those goods, supplies, reports, computer software, data, materials, articles, items, parts, components or assemblies, and any related services described in Attachment 1 and Schedule C.

C.                                     “Proprietary Information” means all data or materials that are identified in writing at the time of disclosure as proprietary and marked with an appropriate legend, marking or stamp identifying the data as proprietary to the party disclosing the information.

D.                                    “Services” means the Seller’s time and effort, incidental to the performance of the services described in Attachment 1 and Schedules A, B and C and includes any goods, supplies, materials, articles, items, parts, components or assemblies incidental to the performance of the Service.

Section 1

GENERAL

1.1                               Mutual Commitment and Cooperation

Subject to the terms and conditions of this Agreement, Seller shall provide services and products as defined in the Statement of Work, Attachment 1 to this Agreement at Buyer’s facilities and Buyer shall accept and pay for such IT Services and products. Seller shall commit the reasonable effort of its organization and personnel to cause such IT Services and products to meet the priorities, timetables, and objectives mutually established by Seller and Buyer, as set forth in this Agreement. Buyer shall cooperate with Seller in every reasonable way to enable Seller to provide IT Services and products in such manner.

1.2                               Program Managers

All responsibilities of the Parties under this Agreement shall be supervised and coordinated by Seller’s and Buyer’s respective Program Managers or by such other person or persons as the foregoing representatives may designate from time to time.

1.3                               Purpose

The purposes of this agreement are as follows:

1.3.1                        To specify the procedures, terms and conditions by which Buyer purchases IT Services and products from Seller;

1.3.2                        To ensure the uninterrupted continuance of substantially the same IT Services the Buyer currently receives.

1.4                               Rates

As the sole consideration for the services specified in the Statement of Work (Attachment 1), Buyer agrees to pay Seller for the work performed by Seller on either a fixed price or time and materials rate basis, as specified for each section identified within the Statement of Work. If Buyer agrees to pay for Seller’s services on a time and materials basis, then Seller shall charge Buyer for the services of its individual employees at the rates specified in Schedule A attached hereto. If Buyer agrees to pay for Seller’s services and products on a fixed price basis, then Seller shall charge Buyer for the fixed priced services at the prices specified in Schedule C attached hereto. The amounts to be paid to Seller for procurement items shall be the actual cost paid by Seller plus a material handling charge as listed in Schedule B.

1.5                               Contract Term

The period of performance of this Agreement shall be for a base term of thirty-six (36) months beginning 1 January 2003 and continuing through 31 December 2005, with two (2) one (1) year Options exercisable by Buyer in accordance with the provisions of Section 10.1.2, Discontinuance and Extension.

Section 2

SERVICES AND PRODUCT

2.1                               Statement of Work

Seller agrees to provide to Buyer, the IT Services and products described in the Statement of Work (Attachment 1). The Statement of Work sets forth the specific areas of IT Services and products to be provided to Buyer. For each area of the IT Services and product, the Statement of Work provides a Product Summary, a detailed description of the services to be provided, the metrics/service level objectives (SLO), the anticipated resources required to provide the stated service for the initial thirty-six (36) month base term of the Agreement, and the assumptions upon which the estimate of the anticipated resources is based. The anticipated resources required represent Buyer business requirements. These resource requirements will be reviewed annually as part of the Buyer’s annual operating planning cycle and adjusted as agreed to by the Parties.

2.2                               Contract Value

The total estimated amount of this effort for the initial thirty-six (36) month base term of the Agreement is $120.2 million. The estimate for FY2003 is $39.6 million; the estimate for FY2004 is $40.8 million and the estimate for 2005 is $39.7 million. A summary of the estimated units of measure and dollars and the applicable rates upon which this value is based is set forth in Schedules A, B and C.

2.3                               Level of Services

Unless otherwise agreed by the Parties, Seller shall perform the Services for Buyer in a manner that is substantially the same as the manner as is currently provided and Buyer shall use such Services for substantially the same purposes and in substantially the same manner as it currently receives. The level of Services described in the Statement of Work (Attachment 1) is an estimate of the level of Services required by Buyer for the initial thirty-six (36) month term of the Agreement.

2.3.1                     If Buyer’s rate of use for Services’ is significantly lower in any category than estimated in Schedule A, Seller reserves the right to renegotiate Time and Material rates based on the impact of lost synergies.

2.3.2                     If Buyer’s rate of use for Services is significantly higher in any category than outlined in Schedule A, the Parties agree to mutually renegotiate Time and Material rates and Fixed price items in order to reflect improved economies of scale.

2.4                               Services or products not described in Statement of Work (Attachment 1) may be procured from Seller by issuance of a Change Order pursuant to the Changes provision of this Agreement. The time and material rate or fixed price for each change order issued shall be mutually negotiated by the parties.

2.5                               Seller shall have the right to shut down temporarily for maintenance purposes the operation of the facilities providing any Service whenever in its judgment, reasonably exercised, such action is necessary. In the event maintenance is non-scheduled, Buyer shall be notified that maintenance is required. Seller shall give Buyer as much advance notice of any such shutdown as is practicable.  Where feasible, this notice shall be given in writing.   Where written notice is not feasible, oral notice shall be given and promptly confirmed in writing. Seller shall be relieved of its obligations to provide Services during the period that its facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the conduct of the business by Buyer.

2.6                               Seller will issue to Buyer a credit for its use of the phone switch and the voice operator system for the year 2003 at an agreed upon annual total of $437,844.00. This amount shall be prorated on a monthly basis in year 2003 and credited against monthly invoices in accordance with Section 3.2 of this Agreement. Prior to October 1, 2003, the parties will determine as to the continuation of the credit for the use of this phone switch and voice operator system for 2004 and subsequent years.   As Seller is providing a fixed price managed desktop service offering, ownership of “covered” devices, which are currently Buyer owned, will transfer to Seller.   In exchange, Seller will credit buyer, the sum of $300,000. This credit will be applied equally to the first twelve invoices of this Agreement.  The meaning of “covered” items extends only to the following items:   CPU’s which will be refreshed during the plan period, display monitors that accompany the refreshed device, laptop computers which are covered by the refresh plan.

2.7                               As part of the Services provided by Seller to Buyer under this Agreement, Seller will adhere to Buyer’s published holiday and work schedules in the performance of services.

Section 3

INVOICING AND PAYMENT

3.1                               For each area of IT Services to be performed under this Agreement, the estimated effort (units of measure and dollars) to be expended in performance of this Agreement is as set forth in Schedule B – Time and Material Rates, for services to be performed on a time and material basis, and Schedule C – Fixed Price Services/Products, for services to be performed on a fixed price basis.

Seller shall submit an invoice, in duplicate, to Buyer’s Program Manager on the last day of Seller’s accounting month, for Services provided that month, to the location set forth below:

VOUGHT AIRCRAFT INDUSTRIES, INC.

Post Office Box 655907

Dallas, TX 75265-5907

Attn: ACCOUNTS PAYABLE M/S 49-55

Each monthly invoice shall be for an amount calculated by application of the Time and Material (T&M) rates set forth in schedule B - Time & Material Rates to the actual monthly consumption of resource units of measure, added to the Fixed Prices in Schedule C. [NOTE: No Per diem or travel costs associated with any work performed under this Agreement will be charged and invoiced under this Agreement unless specifically authorized by Buyer.] The total amount derived from the above calculation will be reduced by; 1) the applicable credit for phone switches and voice operator systems of $36,487 per month for all FY 2003 invoices, and 2) the applicable credit for desktops devices of $25,000 per month for all FY 2003 invoices. Credits for subsequent invoices for phone switches and voice operator systems, if any, will be determined in accordance with Section 2.6.

3.3                               Buyer shall pay Seller for Services on a monthly schedule. Payment is due on a Net 30 basis from Buyer’s receipt of Seller’s invoice. For invoices for the months of February, May, and August, Seller hereby offers Buyer a 1% discount for payment made within twenty (20) days of receipt of that month’s invoice; with such payment being collected in person on the 20th day or earlier by Seller personnel. For the invoice for the month of December, Seller hereby offers Buyer a 1.5% discount if that payment is made within ten (10) days of receipt of invoice and the payment is collected, in person, on the 10th day or earlier by Seller personnel.

Section 4

CHANGES

4.1                               Review of Proposed Changes

Either party, Seller through the Seller Program Manager and Buyer through Buyer’s Program Manager, may propose changes to the scope of the Services. Change requests will be submitted to the other Party in writing for consideration as to feasibility and the effect, if any, on contract price and schedule. No change request nor any other change contemplated by this Section 4 shall be effective unless it is evidenced in writing and signed by the Seller Program Manager and Buyer’s Program Manager or other authorized persons.

4.1.1                    The Parties agree to consider and negotiate in good faith any proposed change requests, including appropriate equitable adjustments to the Monthly Charges or Annual Base Charges as a result of proposed changes to the contract.  A proposed change will be effected through a written change request signed by both Parties, which will constitute an amendment to this Agreement.

Section 5

FACILITIES

5.1                               Obligations of Buyer

Buyer shall provide, at no charge to Seller, access to the sites and general facilities as necessary for Seller to render the IT Services. Buyer shall provide, without charge, to Seller employees, or its subcontractors, at Buyer sites performing the Services, reasonable office space, furniture, facilities services (cafeteria, emergency medical, cleaning services, parking transportation, shipping and receiving, storage and staging areas, telephone service), access to Buyer’s network and services (e-mail, intranet and internet.) and other similar support consistent with that provided to Buyer employees.

5.1.1                     In-Home Maintenance Service

Seller staff will not be required to enter any residential unit, dwelling unit, domicile, or any other location, inclusive of, but not limited to hotels, homes, businesses or remote locations (all hereinafter referred to as “sites”) in order to provide services under this agreement unless a responsible adult [defined as a competent adult, identified in advance by the Buyer to Seller, with the authority to consent to entry by the Seller representative] is present. The responsible adult must remain with the Seller representative(s) while such services are being provided. In addition, any and all dangerous conditions must be removed from the sites prior to and throughout the period that Seller representative(s) provide covered services. Seller representatives may refrain from entering or continuing to provide services at any site if, in the representative(s) reasonable judgment, the site poses a risk of physical harm or danger.

5.2                               Obligations of Seller

Seller shall provide to Seller employees or its subcontractors required INTEL desktop computing devices, pagers, cell phones and other personal computing devices.

Section 6

OWNERSHIP AND RIGHTS

6.1                               Ownership of Equipment

All equipment procured or obtained for Buyer in performance of the IT Services set forth herein shall be the property of Buyer, consistent with the normal terms of sale of each vendor or financing terms of any third party leasing entity.

6.2                               Ownership of Third-Party Programming All software procured or obtained for Buyer in performance of the IT Services set forth herein shall be the property of Buyer, consistent with the normal terms of sale of each vendor.

6.3                               Ownership of New Work and Modifications

6.3.1                     Definitions.

In the context of the following terms, the words “defined by” mean that an idea or invention originates with a party who then also develops the product specifications necessary to its development or production. “Intellectual property” rights in the context of the following terms mean rights to ideas or inventions whether or not patented, and to trade secrets.

6.3.2                     Buyer will own the product of and intellectual property rights to new software development defined by and paid for by Buyer. Seller may request a non-exclusive license on reasonable terms to such work. Buyer will negotiate such a license unless it is determined that the works are deemed a competitive advantage to Buyer,

6.3.3                     Buyer will own the product of and intellectual property rights to new software development jointly defined by Buyer and Seller and paid for by Buyer, and Buyer agrees to grant Seller a non-exclusive, perpetual, paid-up and royalty free license to use such works in its business. If it is determined that the intellectual properties so developed provide a competitive advantage to Buyer, the license granted may restrict use..

6.3.4                     Seller will own the product of and intellectual property rights to new software development efforts defined and developed by Seller in the course of providing services identified in Attachment 1 and paid for by Buyer. Seller agrees to grant and hereby grants to Buyer a non-exclusive, perpetual, paid-up, and royalty free license to use such works.

6.3.5                     New software development efforts defined and paid for by Seller in the course of providing services identified in Attachment 1 to this Agreement shall be owned by Seller. Buyer may request a nonexclusive license on reasonable terms to such work. Seller will negotiate such a license unless it is determined that the works are deemed a competitive advantage to Seller.

6.4                               Protection of Seller Property

Buyer agrees to provide reasonable protection of all Seller equipment, which is necessarily left under Buyer’s control at Buyer facilities being maintained to carry out this Agreement and to take appropriate measures to meet this obligation.

6.4                               Indemnity for Infringement

6.4.1                     Notwithstanding any other provision of this Agreement, Seller shall, at its expense, defend, indemnify, and hold harmless Buyer from and against any claim, liability, or damage based on the alleged or actual infringement of any U.S. patent or copyright by the items classified as “Hardware Parts or Products supplied by Seller,” “Existing Programming Products supplied by Seller,” or “Special Programming to be prepared by Seller” pursuant to Attachment 1 hereto (this applies only to non-Buyer hardware, software and systems), provided that such obligation shall be contingent on the following:

(i)                                     Buyer providing prompt notice to Seller writing of such claim when it becomes known to Buyer;

(ii)                                  Buyer’s cooperation with Seller the defense thereof, at Seller’s expense; and

(iii)                               Seller obtaining Buyer’s prior written approval of any settlement by Seller of such matters (which approval shall not be unreasonably withheld). Seller shall have no indemnity obligation for claims or infringement resulting or alleged to result from any combination, operation, or use of any of such items by Buyer with any other components or any other equipment or programming not part of this IT Services Agreement or insofar as the such combination, operation, or use was not consistent with the IT Services Agreement and/or SOW.

In addition, as to the items classified as “Special Programming to be prepared by Seller” pursuant to Attachment 1 hereto, if Seller determines, during the design process, that it cannot comply with the specifications and avoid infringement of a patent or copyright, then Seller shall promptly inform Buyer and the Parties will develop an alternate approach (which may include obtaining the right for a non-infringing use or locating a substitute product) or otherwise modify the Specification.

Seller’s sole obligation with respect to this clause shall be to obtain at Buyer’s expense either the right for a non-infringing use or to acquire on behalf of Buyer a substitute product.

6.4.2                     Buyer shall at its expense defend, indemnify and hold harmless Seller from and against any claim, liability, or damage based on the alleged or actual infringement of any US patent or copyright arising out of or related to Seller’s compliance with Buyer direction to perform the subject IT services in a specific manner and/or by utilizing Buyer specified software, hardware, products, programs, specifications or other resources in a particular configuration or structure. The foregoing obligation is contingent upon:

(i)                                     Seller providing Buyer prompt notice in writing of such claim when it becomes known to Seller;

(ii)                                  Seller’s cooperation with Buyer in the defense of such matter, at Buyer’s expense; and

(iii)                               Buyer obtaining Seller’s prior written approval of any settlement by Buyer of such matters (which approval shall not be unreasonably withheld).

Buyer shall (1) direct Seller to cease the activity that has resulted in the alleged infringement, (2) obtain for Seller the right to proceed on a non-infringing basis or (3) direct a different approach or the use of different resources that will not result in any alleged infringement.

6.5                               Appointment of Licensing Agent

Subject to the terms and conditions hereof, Buyer hereby designates and appoints “Seller” as its Agent for the term of this Agreement, and as its exclusive representative for the solicitation of license agreements and service agreements relating to the Products from end-users as defined herein, and Agent hereby accepts such designation and appointment.

Section 7

FREEDOM OF ACTION; CONFIDENTIALITY

7.1                               Dealings With Other Customers

Seller is engaged in the business of providing systems analysis, integration services, and contract programming to a variety of customers, and nothing in this Agreement shall prevent Seller from using its and its personnel’s general skills in pursuing such business with any other customer on any other terms, whether or not similar to those provided under this Agreement. Seller shall be free to use and disclose in such business pursuits any data-processing or information-processing techniques, concepts, or ideas employed in the delivery of services or otherwise developed or learned by Seller in the course of rendering the IT Services, provided, Buyer did not provide these techniques, concepts or ideas to Seller and identify and designate them in writing to Seller as Buyer’s Proprietary Information or as the Proprietary Information of a third party with whom Seller is working.

7.2                             Safeguarding Of Information

7.2.1                     Seller and Buyer agree to keep in confidence all information in accordance with the Non-Disclosure Agreement attached hereto as Attachment 2, and incorporated herein by reference.

7.2.2                     To the extent that either party requires access to any information or data which carries a U.S. Government military security classification, the recipient party shall additionally safeguard such classified information in accordance with the appropriate provisions of the United States Department of Defense Industrial Security Manual for Safeguarding Classified Information. Technical information or data, whether classified or otherwise, must not be disclosed to any foreign person in violation of the Export Administration Regulations of the United States, the International Traffic in Arms Regulations of the United States Department of State, or any other applicable laws or regulations of the United States.

Section 8

LIMITED WARRANTY

8.1                               IT Services

Seller warrants that it will render the IT Services in a professional and workmanlike manner.

8.2                               Warranty

UNLESS EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT, SELLER, ITS PARENT, SUBSIDIARIES AND THEIR AFFILIATES, SUBCONTRACTORS AND SUPPLIERS MAKE NO WARRANTIES, EXPRESSED OR IMPLIED, AND SPECIFICALLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE FITNESS OR SUITABILITY OF THE EQUIPMENT ON WHICH THE SERVICES ARE PERFORMED, OR ANY MODIFICATIONS THEREOF, FOR ANY SPECIFIC APPLICATION, PERFORMANCE, RESULT OR USE. NO WARRANTY OR REPRESENTATION SHALL BE BINDING ON SELLER UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF SELLER.

8.3                               No Effect on Other Agreements

Nothing in this Agreement shall abridge or negate any other warranties contained in any other agreements concerning the procurement of components or services by Buyer. Seller shall provide its reasonable cooperation to enable Buyer to realize the benefits of any such other warranties.

Section 9

LIMITATION OF LIABILITY

9.1                               Indemnification

Both Parties shall indemnify and hold harmless the other Party, officers, agents, representatives, and employees, from and against any and all claims or losses for physical damage to real and/or tangible personal property or bodily injury to persons resulting from and directly caused by the negligence or willful misconduct on the part of the other Party, its agents, employees, representatives, or subcontractors in connection with their performance of obligations under this Agreement.

9.2                               Seller’s Liability

Except as provided in Section 6.4.1 of this Agreement, the limit of Seller liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to Buyer concerning performance or non-performance by Seller, or in any manner related to this Agreement, for any claim or aggregation of claims relating to the same factual nexus, shall not exceed the total contract value for each annual contract period. Buyer’s exclusive remedy for any claim arising out of these arrangements shall be for Seller, upon receipt of written notice, to use commercially reasonable efforts to cure the breach at its expense, and, failing that, the return of fees paid to Seller for the work related to the breach. In no event shall either Party be liable for consequential, incidental or punitive losses, damages or expenses including lost profits or savings) even if it has been advised of their possible existence.

Section 10

TERMINATION

10.1 Termination

10.1.1              Cancellation

This Agreement may not be cancelled in its entirety by either Party for the first thirty-six (36) months of the Agreement except as provided in 10.1.3 and 10.2.

10.1.2              Discontinuance and Extension

The base period of performance of this Agreement is thirty-six (36) months. For performance beyond the initial thirty-six (36) month term of the Agreement, Buyer may extend the contract in one-year increments for years 2006 and 2007. The Parties will mutually agree on resource requirements and any changes to the statement of Work required for Option Years 2006 and 2007. Each one (1) year Option for Years 2006 and 2007 will be based on the labor rates identified in Schedule B and the fixed prices identified in schedule C. Buyer shall provide to Seller, in writing, a minimum of six (6) months notice prior to; 1) the expiration of the base thirty-six month (36) term of this Agreement, and/or 2) the expiration of any Option period exercised hereunder, of its intent to discontinue or extend the Services. In the absence of notice of intent to discontinue or extend the contract beyond the base thirty-six (36) month period or the first Option Year (2006), the contract shall automatically be extended for the subsequent one (1) year Option period.

As an alternative to the exercise of the Option for Year 2006, should Buyer decide to enter into a new agreement with Seller, Buyer must have entered into a follow-on agreement or given Seller advanced written notice of its intent to enter into a new agreement prior to the start of month thirty (30) of this Agreement.

10.1.2.1                    If Buyer provides written notice of intent to discontinue this Agreement, Seller will provide termination assistance as agreed by the parties, on a Time and Material basis, not to exceed twelve months. Within 90 days from date of receipt of Buyer’s written notice to discontinue services, Seller shall provide to Buyer for review and negotiation a Proposal for Termination Statement of Work and a schedule of proposed termination charges.

10.1.3              Termination for Cause

In the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may terminate this Agreement by giving written notice thereof to the defaulting party specifying the effective date of the termination. This Section is subject to the provisions of Section 10.3 “Actions upon Discontinuance of Services or Termination for Cause.”

10.2                        Partial Termination

10.2.1              Buyer may terminate performance of specific areas of Services under this Agreement set forth in Attachment 1 in whole if Buyer determines that a termination is in its interest. Buyer shall terminate by delivering to Seller a notice of termination specifying the extent of termination and the effective date. A notice of termination is required a minimum of sixty (60) days prior to the effective date of termination.

10.2.2              After receipt of a Notice of Termination, and except as directed by Buyer, Seller shall immediately, as to the terminated portion of this Agreement, proceed with all actions necessary to effect the elimination of the terminated Services by the effective date of the termination and protect property in Seller’s possession in which Buyer has or may acquire an interest.

10.2.3              In the event of termination, the Agreement shall be amended and Seller paid:

(i)             The actual costs incurred up to and including the date of termination which, using recognized accounting practices, are properly allocable to, or apportionable under the terminated portion of the Agreement; this will include costs to subcontractors which are so allocable.

(ii)          Reasonable cost impact associated with a service category.

10.3                        Actions upon Discontinuance of Services or Termination for Cause

In the event Buyer discontinues Services or Terminates for Cause, in accordance with Section 10.1.2 or Section 10.1.3 of this Agreement, Buyer recognizes that certain charges relating to the cessation of services (whether in accordance with a discontinuance of Services or a Termination for Cause) (“Charges”) will be applicable. These Charges include fees or other payments due for third party leases, licensing arrangements and amounts payable to employees for retention. An estimate of these Charges is thirty percent of the annual contract value in 2003, twenty-five percent in 2004, and twenty percent in 2005. These estimates shall constitute the not-to- exceed (NTE) liability of Buyer with regard to any cessation of Services. At any time during the performance of this Agreement, upon identification of any additional commitments required to be included in the Charges, and upon mutual agreement of the Parties, such additional commitments will then be incorporated into the total Charges by a written amendment to this agreement Upon Buyer’s notification to Seller of its intent to discontinue Services or notification of Termination for Cause, the Parties agree to work together to mutually agree on any future commitments not previously identified and incorporated in the Charges, and the development of any employee retention plan so as to minimize the total amount of cessation charges. The parties agree that once Buyer has given notice of intent to discontinue Services or to Terminate for Cause, Seller will use reasonably prudent efforts to maintain an adequate level of performance through the effective date of cessation of Services. It is further agreed that on the effective date of the cessation of Services, any and all contracted liabilities, including, but not limited to, computer equipment leasing arrangements and facilities, that are contracted for by Seller in the performance of Services under this Agreement, will be assigned to Buyer, and Seller will have no further obligations to any third party. Within thirty (30) days following the date that Services cease under this Agreement, Seller shall submit to Buyer an itemized invoice for any aforementioned fees or expenses incurred under this Agreement with regard to the cessation of Services.

Section 11

INSPECTION AND ACCEPTANCE

11.1                        Products and Services delivered under, and that conform to this Agreement, will be accepted by Buyer. Products and Services that do not so conform may be rejected in whole or in part at Buyer’s option. If the Products or Services or their tender of delivery fail in any respect to conform to this Contract, Buyer may accept or reject the whole or any unit thereof.  Buyer may reject goods or services within a reasonable time (not less than thirty business days or the time required to complete stated acceptance tests, whichever is greater) after delivery or tender. Acceptance occurs after Buyer signifies to Seller in writing that it has accepted the goods or services. Payment shall not, in and of itself, signify acceptance, nor does acceptance itself impair any other legal or equitable remedy for non-conformity.

11.2                        Acceptance may be revoked at any time if it were made with the reasonable assumption that any non-conformity would be cured, the non-conformity was difficult to discover before acceptance, or such revocation is otherwise permitted by law or equity.

11.3                        Upon rejection, Buyer may, at its option and at no increase in agreement cost, perform any or all of the following actions: return the rejected goods for a complete credit; return the rejected goods for repair, in which case repair shall be made and the goods delivered to Buyer within ten business days after the date rejected; return the rejected goods for a replacement of the returned goods, such replacement to be delivered to Buyer within ten business days after the date rejected; return the rejected goods for Seller’s determination as to whether to repair or replace the goods, such determination to be communicated in writing to Buyer within ten business days after Seller’s receipt of the goods, with the repaired or replaced goods delivered to Buyer within twenty business days after Seller’s receipt of the goods; demand and receive a complete credit for the rejected services; request Seller provide compliant services of the same type as those rejected, in which case such services shall be rendered to Buyer within ten business days after the date rejected; or negotiate other methods of cure with Seller.  The options above apply regardless of determination of fault as between carrier and Seller (in the case of goods) and are not an exhaustive statement of Buyer’s recourse.   Seller shall bear all costs of shipping rejected goods, including but not limited to freight, insurance, and other costs associated with sending rejected goods to Seller and back to Buyer. Seller shall also assume risk of loss from the date of rejection until final acceptance by Buyer of the repaired or replaced goods.

11.4                        Any and all computing hardware provided by Seller to Buyer via Seller’s lease program is to be returned to Seller, at end of refresh period, in good operating condition, excluding normal wear and tear. Failure by Buyer to meet this obligation constitutes a breach of this agreement and will require Buyer to pay reasonable costs Seller incurs as a result of Seller’s inability to satisfy third party leasing obligations on such computing hardware.

Section 12

MISCELLANEOUS

12.1                        Independent Contractor

Seller, in rendering the IT Services from time to time, is acting solely as an independent contractor. Seller’s employees, agents or representatives (hereinafter “Employees”) performing Services under this Agreement shall at all times be under Seller’s direction and control. Seller shall pay all wages, salaries, and other amounts due its Employees in connection with this Agreement and shall be responsible for all reports and obligations for its Employees, including, but not limited to, social security and income tax withholdings, unemployment compensation, worker’s compensation, and equal employment opportunity reporting.

12.2                        Multiple Counterparts

This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

12.3                        Section Headings; Exhibits

The section and subsection headings used herein are for reference and convenience only and shall not enter into the interpretation hereof. The attachments referred to herein and attached hereto are incorporated herein to the same extent as if set forth in full herein.

12.4                        Required Approvals

Where agreement, approval, acceptance, or consent by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

12.5                        No Waiver

No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

12.6                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of its choice of law provisions. The Parties waive any right to a jury trial.

12.7                        Entire Agreement

This Agreement and the attachments hereto constitute the entire agreement between the parties. It supercedes all other understandings or representations, oral or written including any proposals, which have not been specifically incorporated herein. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by the party against whom such change, waiver, or discharge is sought to be enforced.

12.8                        Notices

All notices, demands, or consents required or permitted under this Agreement shall be in writing and may be delivered personally or may be transmitted by fax or e-mail. Each party shall provide the name, address and telephone number of their designated contact, in writing, within 30 days from the effective date of the contract.

12.9                        Personnel; Subcontracting

Seller shall have sole responsibility for the assignment of its personnel to the IT Services. Such personnel shall not be restricted or prevented from performing services for others that are similar to the IT Services. Seller shall be free to change its personnel, engage subcontractors in rendering IT Services hereunder, provided that such subcontractors are subject to written agreements that give effect to the rights and obligations of Seller under this Agreement, and provided further that Seller shall retain responsibility and liability for all acts of such subcontractors. Seller shall provide Buyer thirty days (30 days) notice of any change in key personnel regarding this Agreement.

12.10                 Transfer of Ownership

In the event Buyer should sell, divest, consolidate, merge, or otherwise take action to affect the ownership of the Buyer business, this contract will remain in effect through the then effective period and all terms, conditions, services and prices shall be honored.

12.11                 Binding Nature and Assignment

The Agreement will be binding on the Parties and their respective successors and assigns. Subject to 12.10 above, neither Party may, or will have the power to, assign the Agreement without the prior written consent of the other, except that Seller may assign its rights and obligations under the Agreement without Buyer’s approval to an entity which acquires all or substantially all of Seller’s assets or to any subsidiary or Affiliate or to any successor in a merger or acquisition of Seller; provided, however, that in no event will such assignment relieve Seller of its obligations under the Agreement.

12.12                 Order of Precedence

In the event of any inconsistency between any parts of this Agreement, the inconsistency shall be resolved by giving precedence in the following order:

A.      The Agreement.

B.        Statement of Work.

C.        Schedules A-C.

D.       Third party leasing documents.

E.         Specification/Drawing.

F.         Supplier Data Requirements List (SDRL)/Data Item Description (DID).

G.        Other Referenced Documents.

12.13                 Disputes Between the Parties

The Parties shall exercise their best efforts to settle all disputes arising hereunder or relating to the Agreement, including disputes as to the interpretation or enforceability of any term of this Agreement, by agreement of the Parties. If at any time the Parties reach an impasse on an issue with respect to the Parties rights or obligations, and such impasse is not resolved in thirty (30) workdays thereafter, the issue shall be referred immediately to the President of each Party for decision. In the event the dispute is not resolved through amicable discussion between the Presidents within a reasonable time then the Parties shall submit the dispute for final and exclusive resolution by binding arbitration pursuant to the then existing commercial arbitration rules of the American Arbitration Association under AAA rules. Each Party shall select one arbitrator and those two shall select a third. All the arbitrators must be familiar with and experienced in the outsourcing and providing of IT Services. The arbitrators shall issue their opinion in writing stating the facts upon which they based their decision. The arbitrators shall have no authority to award exemplary, punitive or similar type damages. To the extent an issue involves proprietary information or technology, then in such case the Parties may resort to legal action in a court of competent jurisdiction in the State of Texas in order to seek injunctive relief.

12.14                 Force Majeure

The term “Force Majeure” shall be defined to include fires or other casualties or accidents, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, or any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency.

12.14.1.    A party whose performance is prevented, restricted, or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such party provides the other party with prompt written notice describing the Force Majeure condition and takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed.

12.14.2       If, due to a Force Majeure condition, the scheduled time of delivery or performance is or will be delayed for more than thirty (30) days after the scheduled date, the party not relying upon the Force Majeure condition may terminate, without liability to the other party, the Purchase Order or any portion thereof covering the delayed Products or Services.

12.15                 Non-Hiring of Employees

During the term of this Agreement and any exercised option years, each party agrees not to offer or solicit employment to any person employed by the other and performing work in support of this Agreement, unless approved in writing by such other party. Such approval shall not be unreasonably denied or delayed.

12.15.1       For a period of twelve (12) months from separation date, Employees of either Party who have voluntarily separated (resigned, retired, transferred) from one Party will be prohibited from accepting employment (as an employee or as contract labor) from the other Party to this Agreement without the written permission of the originally employing Party.

12.16                 Publicity

No news release including advertisements, public announcements, denial or confirmation of same relating to this Agreement shall be made by either party without first obtaining express written consent from the other party. Approval of such requests shall not be unreasonably withheld.

12.17                 Taxes Buyer

Agrees to pay all taxes, however designated (excluding taxes on Seller’s net income), imposed on or based upon the provision, sale or use of the work, labor or services and products of any nature and in the quantities stated herein or itemized in schedules attached hereto. Buyer shall pay or reimburse Seller any sale tax, use tax or VAT assessed on the services provided to Buyer under this Agreement unless Buyer signs a sales tax waiver that runs concurrently with this agreement allowing Seller not to bill Buyer for sales tax, use tax or VAT.

12.18                 Audit

Seller shall support the Buyer, as necessary, on all audits performed by any governmental agency for any work performed under this Agreement. Seller shall keep books and records of performance and costs incurred in support of this Agreement for a period of not less than three (3) years after final payment under this Agreement. Buyer may, at its discretion, perform audits of services delivered as it relates to this agreement and statement of work (attachment 1) and as required to satisfy security and controls reviews. Seller will implement management corrective actions as mutually agreed to and provide evidence of implementation. Buyer and Seller will work together to mitigate costs associated with annual audit requirements.

12.19                 Compliance with Laws

Seller warrants that it shall comply with all applicable federal, state, and local laws, rulings, and regulations in performance of this Agreement.

12.20                 Export and Import Compliance

All exports of data from the United States and any subsequent re-export from a non-U.S. country shall comply with the laws and regulations of the United States relating to exports and foreign transactions, including, but not limited to, the International Traffic in Arms regulations (ITAR) and the Export

Administration Regulations (EAR). Except as specifically authorized in writing by the U.S. Government, Seller shall not transfer data to a person in a third country or to a national of a third country.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date first herein above written.

Northrop Grumman Commercial Information Services, Inc.

By:	/s/ Douglas R. Hoffman

Name:	Douglas R. Hoffman

Title:	Senior Director, Contracts and Pricing

Date:	12/17/02

Vought Aircraft Industries, Inc.

By:	/s/ Judith W. Northup

Name:	Judith W. Northup

Title:	Vice President, Human Resources, Administration & Information Services

Date:	12/17/02